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                                                                   EXHIBIT 10.28

                             CONSULTING AGREEMENT
                             --------------------

     This Consulting Agreement (the "Agreement") is entered into as of July 23, 1999 by and between Horseshoe Gaming, L.L.C. ("Horseshoe") and Empress Entertainment, Inc., a Delaware corporation ("Empress").

                                   Recitals:

     Horseshoe and Empress are parties to an Agreement and Plan of Merger dated as of September 2, 1998, as amended on March 25, 1999 (the "First Amendment") and on July 23, 1999 (the "Second Amendment") (collectively, the "Merger Agreement"), pursuant to which the parties have agreed that Horseshoe will acquire ownership of Empress Casino Joliet Corporation ("Empress Joliet") and Empress Casino Hammond Corporation (the "Empress Acquisition"). Since September 3, 1998, legislation authorizing dockside gaming in the State of Illinois has been enacted (the "Dockside Legislation"). The owners and officers of Empress have substantial expertise in the area of casino construction, development and marketing and in operating casinos in Illinois and Indiana, Horseshoe is desirous of engaging Empress to consult with and advise Horseshoe in maximizing the economic benefits which may be derived by Horseshoe from the Empress Acquisition, including advertising in and building the greater Chicago market, constructing hotels and additional amenities to be coordinated with the casinos and exploiting in full the opportunities afforded as a result of Empress Joliet's ability to conduct dockside gaming activities. In addition, it is anticipated that there will be challenges seeking to repeal or narrow the Dockside Legislation. Because of the extensive knowledge and understanding of the owners and operators of Empress with respect to Illinois gaming matters, Horseshoe is desirous of retaining Empress as a consultant to Horseshoe to provide advice and share its expertise in (a) reviewing its options with respect to dockside gaming, (b) positioning Empress Joliet's dockside gaming business,
(c) presenting Horseshoe's point of view in the case of legal challenges to the Dockside Legislation, and (d) preserving the economic benefits to be derived by Empress Joliet as a result of the Dockside Legislation. Although the economic benefits to be derived by Horseshoe from operating in the greater Chicago market and, in particular, by Empress Joliet, as a result of being able to conduct dockside gaming cannot be quantified with any precision, Horseshoe believes that such economic benefits may be substantial, and the parties hereto have determined that the consideration to be paid by Horseshoe for the services to be rendered by Empress is fair and equitable to both parties based on the savings to be realized by the Empress Joliet since the commencement of Dockside operations as evidenced by Attachment A.


                                  Agreements:

     NOW, THEREFORE, in consideration of the foregoing and the covenants set forth herein, the parties agree as follows:

     1. Consulting Services. In consideration of the consulting payments to be made pursuant to paragraph 2 below, Empress shall (a) provide Horseshoe and its affiliates with such advice and counsel as is requested, and to consult with Horseshoe and its affiliates, concerning (i) the Dockside Legislation, including challenges and proposed changes or modifications to the Dockside Legislation,
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(ii) Empress Joliet's dockside gaming business, including without limitation the development and marketing of dockside gaming, (iii) construction and other matters related to Empress Joliet's expansion into dockside gaming, (iv) such other matters related to the Dockside Legislation and the expansion by Empress Joliet into dockside gaming as is reasonably requested by Horseshoe, and (v) conducting business generally in the greater Chicago market, and (b) make its personnel available as reasonably requested to assist Horseshoe in analyzing and responding to challenges and proposed changes to Dockside Legislation.

     2.   Consulting Payments.

     a. Subject to subparagraph 2(b) below, for a period of five (5) years following the closing of the Empress Acquisition (the "Acquisition Date"), Horseshoe shall pay Empress a consulting fee of up to $4 million per year payable in monthly installments in arrears of $333,333 each until fully paid (the "Consulting Payments"), said payments are based on the savings to be realized by the Empress Joliet since the commencement of Dockside operations as evidenced by Attachment A. Consulting Payments will be made in the form directed by Empress from time to time. All Consulting Payments shall accelerate and become immediately due and payable upon such date as Jack Binion and members of his family cease to own directly or indirectly a majority of the outstanding equity interests of Horseshoe or any successor entity of Horseshoe, unless by agreement, operation of law or otherwise the successor entity or owner of the outstanding equity interests of the successor entity assumes the obligation to make the Consulting Payments in accordance with this Agreement.

     b. The obligations of Horseshoe to make Consulting Payments to Empress hereunder shall be suspended during any period during which dockside gaming by Empress Casino Joliet Corporation is prohibited as a result of the repealing of the Dockside Legislation or as a result of any other governmental action of any type. If the obligation to make Consulting Payments following a suspension in accordance with the foregoing sentence is resumed more than 15 days after the beginning of a calendar month, the next Consulting Payment shall not be paid until the end of the subsequent calendar month. No Consulting Payments shall accrue or be due with respect to any period during which the obligation to make the Consulting Payments is suspended. No Consulting Payments shall be made after the date which is eight (8) years after the date of the Empress Acquisition; provided further, that the aggregate amount of the Consulting Payments to be made pursuant to this Agreement shall not exceed $20,000,000.

     3. General Terms. The recitals form an integral part of this Agreement. Any capitalized terms not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any previous oral or written agreements relating to the subject matter hereof. The parties may amend, modify or supplement this Agreement in such manner as may be agreed upon by them in writing. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement may be executed in any number of counterparts, each of
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which shall be deemed an original. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of law principals. Empress may not assign any of its obligations under this Agreement without the prior written consent of Horseshoe; however, Empress may assign its rights to payments under this Agreement subject to the prior consent of Horseshoe which shall not be unreasonably withheld.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the day and year first above written.

HORSESHOE GAMING, L.L.C.                     EMPRESS ENTERTAINMENT, INC.

By: HORSESHOE GAMING HOLDING
     CORP., manager

By:                                          By: /s/ Peter Ferro
   ----------------------------                 ----------------------------
   Chief Executive officer                      Chief Executive officer
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the day and year first above written.

HORSESHOE GAMING, L.L.C.                     EMPRESS ENTERTAINMENT, INC.

By: HORSESHOE GAMING HOLDING
    CORP., manager

By: /s/ Jack B. Binion                       By:
    ----------------------------                 ----------------------------
    Chief Executive officer                      Chief Executive officer